Exhibit 1

The agreement is signed in Suzhou City, Jiangsu Province of China on June 11, 2005 by the following parties


      Party A: 38 persons including and represented by Shi Mingsheng
      Address: No. 859, Panxu Road, Canglang District, Suzhou City
      Tel: 86-512-68207173
      Fascimile: 86-512-68202801
      Representative: Shi Mingsheng                  Nationality: Chinese


      Party B: China Biopharmaceuticals Holdings Inc.
      Contact Address: Suite 2005, 156 West 56th St., New York 10019, USA
      Tel: 917-650-9201
      Fascimile: 212-3101682
      Representative: MAO, Peng                      Nationality: Canada


     (1) Party A (consisting of 38 persons) is all the shareholders (For details of shareholders, please see attached List of Shareholders) of Suzhou Erye Pharmaceutical Limited Company (Referred to as "Erye" hereafter), a legally registered limited liability company established according to the laws of the People's Republic of China ("China") laws, who authorizes its representative Shi Mingsheng to represent all the shareholders to sign this agreement (For details, please see the Trust Deed); Party B is a legally registered limited liability company according to Delaware Law of the United States of America ("U.S.A.").

     (2) In Accordance with The Company Law of China, The Contract Law of China as well as other prevailing laws and regulations, Part B decides to make investment in Erye, and Erye will become a foreign-invested company according to Chinese laws (Referred to as the "Joint Venture" hereafter).


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     (3)  The Joint Venture will maintain its original business scope of Erye

     (4) If the remaining issues regarding the operation and development of the Joint Venture related to this cooperation are not fully provided for in detail in this agreement, the both parties will make supplementary provisions and conduct negotiations to resolve the issues according to the relevant regulations and specified principles stipulated within this agreement.

     1. Representations and Warranties

     1.1. The representations and warranties jointly made by the both parties are listed as follows:

     (1) The both parties have all the civil rights and capacity of disposition and are qualified for signing and implementation of this agreement, and at the same time, the signing and implementation of this agreement will not violate any or all the legal documents such as regulations on the Company Regulation, Contract and Agreement which imposes certain restrictions on it.

     (2) The both parties have already carried out all the required actions or will do so, to obtain the consent, approval, authorization and permit required by signing and implementation of this agreement.

     (3) In keeping with the principles of reliability and creditability and responsibility, both parties will make utmost efforts to work in close cooperation to promote the smooth implementation of this agreement. The parties will follow the principles set forth within this agreement, and will not impede the implementation of this agreement.

     The representations and warranties that Party A makes to Party B are as flows:

     1.2. The representations and warranties that Party A makes to Party B are listed as follows:


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     (1)  All  the  materials  having  been  or to be  provided  by  party A are authentic, complete, accurate with no misleading information.

     (2) The registered capital of Erye has been fully contributed; Erye owns the legal ownership and use rights of the total assets.

     (3) Erye has obtained necessary rights and permits, authorizations, approvals and consent required for medicine production and business operation (At least include business license issued by the Industry and Commerce Administrative Bureau). The business scope of Erye does not go beyond the operational scope approved as well as the rules of the Company's articles.

     (4) Within 30 working days after this agreement is signed, Party B will dispatch an auditing recognized by SEC of U.S.A. to conduct auditing of Erye, Party A and Erye promise to make full cooperation with the auditing firm.

     (5) Both parties promise that the signing and implementation of this agreement will not generate any serious negative impacts on operation and profit contribution of Erye.

     (6) Party A shall reveal all the issues regarding the mortgage of assets, sponsor and related lawsuit and arbitration as well as administrative penalties received etc.

     (7) Party A hereby agrees with Party B that it will effect the appropriate registration for the Company with the State Administration of Industry and Commerce within 14 working days of the execution of this agreement. Both parties agree that before the Joint Venture's business license is obtained, unless Party B agrees in writing :

          i. There will be no material change in the contributed assets and debt of Erye and Party A will maintain normal cash flow for the operational activities;

          ii. Erye is not allowed to distribute dividends to Erye's existing shareholders;


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          iii. Erye  will not  change  its  status  of  actual  control  and its articles.

     (8) Within 14 working days of obtaining the business license of the Joint Venture, both parties shall convene the first meeting of the board of directors of the Joint Venture.

     1.3. The representations and warranties that Party B makes to Party A are listed as follows:

     (1) All the materials having been or to be provided to party A are authentic, timely and complete.

     (2)  Duly implement the capital contribution obligations.

     (3)  Party  B  recognizes  all  the  contracts   entered  into  before  the
          establishment of Joint Venture, and will cause the Joint Venture to duly fulfill the implementation of this agreement.

      2. Investment

     2.1. The scope of the capital assets of this cooperation refers to the total assets appearing on the financials of Erye.

     2.2. This joint investment adopts method of increasing registered capital. After the completion of investment from Party B, Erye will become a foreign-invested company with Party A holding 49% of the total shares and Party B holds 51 % of the total shares of the Company.

     3. Arrangement of the transaction

     3.1. Party B or its wholly owned Subsidiary, China Biopharmaceuticals Corp., shall pay US$2,200,000 in cash to the Joint Venture and at the same time acquire the increased capital of Erye. Party B promises to party A that within 30 working days after the auditing result is completed Party B will remit US$ 1,200, 000 in cash to the Foreign Currency Bank Account of the Joint Venture, and will remit the remaining US$1, 000, 000 in cash to the Foreign Currency Bank Account of the Joint Venture within 90 working days after the first payment is made.

     3.2. Party B or its wholly owned subsidiary, China Biopharmaceuticals Corp., shall remit US$800,000 in cash to Fullbright Finance Limited. Within the ten working days after this agreement is signed, Party B shall remit Fullbright Finance Limited US$200,000, and will remit the remaining US$600,000 in cash to Fullbright Finance Limited within 90 working days after finalizing the auditing of Erye.


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     3.3.  Within 30 working days after this agreement is signed,  Party B shall distribute 700,000 shares of common stock to Highacheive Holdings Limited, 1,300,000 shares of common stock to Purewealth Finance Limited, and 1,000,000 shares of common stock to Future View Finance Limited.

     3.4. Arrangement of rewards

     Under the precondition that the Joint Venture finalizes the auditing report and also accomplishes the performance requirements, Party B shall distribute 300,000 shares of its common stock to Party A or its assigned natural person or legal representative before January 31st, 2006.

     3.5. On the base of accomplishment of this transaction, the transaction price paid by party B is US$3,000,000 with 3,300,000 shares of common stock of Party B.

     4. The board of directors of the Joint Venture

     4.1. The board of directors of the Joint Venture consists of six persons, three of whom are appointed by Party A and three of whom are appointed by Party B. Among the directors appointed by Party A, one of whom shall be recommended to act as director of Party B subject to the approval of Party B's shareholders. If this director fails to be elected director of board of Party B, then this director shall have the right to audit the meeting of the board of directors of Party B, enjoying the right to full knowledge of the operation of Party B subject to the duty of confidentiality.

     The Chairman of the board shall be appointed by party A, and the chief financial officer shall be appointed by party B.

     When the Joint Venture is initially set up, Shi Mingsheng will be the Chairman of the board of the Joint Venture. Meanwhile, Party B shall recommend to its shareholders that Shi Mingsheng hold the position of director of board of Party B.

     4.2. The important events of the Joint Venture shall be voted and approved by 75% of the total directors of the board, and the important events shall mainly include but not limited to the followings:

     (1)  Modification of article of the Joint Venture.


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     (2)  Disposal of all the key assets of the Joint Venture.

     (3)  Change of structure of managerial level.

     (4)  External sponsorship, mortgages, hypothecation and loans.

     (5)  Determine  the  operational  plan  and  investment  plan of the  Joint
          Venture.

     (6) Others related to the key development plans and orientations of the Joint Venture.

     (7) The insider transactions among the company, shareholders and other relevant parties.

     4.3. Other than listed on article 4.2., when events are voted in tie without a simple majority then it shall be determined and final approved by the chairman of board.

     5. Finance and taxation

     The transaction price set does not include the undistributed profits of Erye before the ownership has transferred, which shall be owned by the original shareholders of Erye. The specific definition of the undistributed profits of Erye before the ownership has transferred is that the undistributed profits of Erye on the day Party A and Party B sign the agreement and jointly recognized by the both parties plus the generated reasonable profits during the period of the day the agreement is signed to the day the ownership has transferred to Party B.

     6. Operation and development

     6.1. While Party B is making investment in Erye, Party A and Party B promise that the both parties or their related parties (companies) neither engage in or get involved in the production of the chemical medicine products individually or by cooperating with the third party which causes direct competition between the Parties and Erye, nor enjoying any rights or benefits within companies abovementioned.

     6.2. Party B promises that after the establishment of the Joint Venture, Party B shall get approval of the Joint Venture before determines to make investment in or establish joint operations with any chemical drugs manufacturer which might compete against the Joint Venture,.


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     6.3.  Considering the long period of input and output of medicine industry, and to ensure the stable development of the Joint Venture, after the establishment of the Joint Venture, Party B promises that it will introduce the new drugs and technology through project cooperation etc. The Joint Venture is in charge of business operation, and the reserved cash flow will not be used when the new drugs technology is obtained, and the profit distribution are to be negotiated and determined by Party B and the Joint Venture later. The specific contents in this regard is to be stipulated in formal contract of specific projects.

     Party B promises that within the first three years after the establishment of the Joint Venture, the capital used in this project shall not be lower than US$500,000 annually.

      7. Distribution of profits of the disposal of the land use right

     7.1. The scope of the land use right refers to the land assets of Erye Pharmaceutical Co., Ltd., namely No. 859, Panxu Road, Suzhou City with an area of 45024.2m(2).

     7.2. Objective of the disposal of the land is to coordinate with the government's land developing plan as well as for the long-term development of the Joint Venture.

     7.3. The Joint Venture is planning to relocating. Party B or the investor introduced by Party B promises that it shall bear the removal fees and construction fees for the Joint Venture's new plant, and all assets generated from this relocation belongs to the Joint Venture. The Joint Venture shall appoint Mr. Shi Mingsheng to take charge of this issue of establishing a company specifically for this land developing project.

     7.4. 49% of the proceeds obtained from the disposal of the land right shall belong to SFuzhou Erye Economic and Trade Limited Company, and the remaining proceeds is used for expansion and increasing production of the Joint Venture.

     8. The prerequisite condition of this cooperation is that Party B shall be re-listed on the Nasdaq Stock Market, otherwise, the both parties shall resume the property rights of the existing assets to the original state before this agreement is signed.


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     9. After successful  cooperation of the both parties, Party A has rights to transfer its owned shares of Erye to Party A's controlled companies. Under this circumstance, Party B shall waive its priority of purchasing.

      10. Others

     10.1. This agreement is not allowed to be terminated by one side without breach, and shall be governed by Chinese laws.

     10.2. If any of the parties breaches the agreement, the non-breaching party has rights to ask the breaching party for compensations due to breach of agreement.

     10.3. If the proposal, contracts and articles having been signed between Party A and Party B and having been delivered to the relevant governmental organizations for inspection and approval and this agreement signed is found to have different interpretation, this agreement shall take effect.

     10.4. If any dispute arises between the two parties, the dispute shall be negotiated and settled within 30 working days. If the negotiation fails, the two parties can go to the Chinese International Economic and Trade Arbitration Committee to have arbitration.

     10.5. For issues fails to be mentioned in this agreement, the two parties may sign supplementary agreement or attachment, which forms effective components of this agreement with the same legal effect.

     10.6. This agreement is in quadruplicate, with two copies held by each party.


     Party A: 38 persons including and represented by Shi Mingsheng Authorized representative:

     Party B: China Biopharmaceuticals Holdings Inc.
     Authorized representative:


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